Exhibit 10.29

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

02/13/2025 revised 03/03/2025

Kant Trivedi

Chief Operations Officer

Blockfusion USA, LLC

[***]

Subject:	Agreement for Architectural Services
For: Niagara Data Center Expansion – Site Concept
5380 Frontier Avenue
Niagara Falls, NY

Dear Kant:

This Agreement is between Blockfusion USA, LLC (“Client”) and Gensler Architecture, Design & Planning, P.C. (“Gensler”), located at 1700 Broadway, New York, New York, for architectural services.

A.	PROJECT

A.1 Project Description. The project includes looking at the existing Blockfusion Niagara Data Center site to include new site master planning, concept planning, and concept building design effort of an approximately 5-acre existing brownfield site in Niagara Fall, NY. (the “Project”).

A.2 Project Budget. Client will provide and Gensler will review Client’s overall project and construction budget goals for the Project (the “Project Budget”) prior to the commencement of services. The Project Budget will include appropriate amounts for design and construction contingencies, consistent with the nature of the Project. During design, Client (or Client’s designated representative, including, e.g., a pre- construction contractor or cost estimator) will provide Gensler estimates of the Construction Cost 21 business days prior to the conclusion of a design phase if specified in Section B.1 below, including contingency amounts commensurate with the stage of design evolution and the nature of the Project. Client and Gensler will review such cost estimates and Client will adjust it to reflect changes in the program requirements, design, and level of design detail, or adjust the program, to the extent required for consistency with the Project Budget. Unless it would otherwise be an Optional/Additional Service (as defined in Section B.3 below). Gensler will incorporate any agreed upon changes in the subsequent design phase as part of its Basic Services (as defined in Section B.1 below).

A.3 Project Schedule. The project schedule of important milestones (“Schedule”) is set forth below or in a schedule exhibit included in this Agreement. The Project will proceed in accordance with the Schedule. The parties will monitor the Project for conformance with the Schedule. If Client directs Gensler to provide Additional Services requiring additional time or the Project is not proceeding in accordance with the Schedule due to factors beyond Gensler’s reasonable control, Gensler and Client will adjust the Schedule as appropriate, consistent with Section B.3, Optional/Additional Services. The Schedule will consist of the following presently projected milestones:

a)	NTP/Commencement of Basic Services	03/10/2025 anticipated
b)	Site Master Planning, Building Design, Concept planning	up to 6 weeks from a

Agreement for Architectural Services

February 13, 2025 revised March 03, 2025

B.	SCOPE OF SERVICES PROVIDED BY GENSLER

Client and Gensler will each provide the names of their key Project team members, including the primary contact person and the person authorized to make decisions. Meetings and Site Visits may be conducted by telephonic, videoconference, or other remote means.

B.1 Gensler’s Basic Services

Gensler’s Basic Services include site master planning support, Concept Building Design, Concept building planning and along with civil engineer and MEP Engineer on the existing 5-acre brownfield site in Niagara Falls, NY. Site currently accommodates 50MW total load, with option to increase to 100MW total load.

Unless Gensler and Client expressly agree otherwise, Gensler’s Basic Services only include services with respect to improvements within Client’s real estate designated for the Project.

Gensler’s fee for Basic Services is based upon (among other things) the information in Section A, including the Project Budget and Schedule, and the scope of services in Section B. Changes in Project Budget, Schedule, or scope may result in Additional Services, consistent with Section B.3.

Gensler may engage sub-consultants to provide design services for the following building systems or components: None Anticipated. All consultants to be carried by Client.

Client-Provided or Required Instruments of Service

We anticipate to use the following instruments of service.

a.	Weekly OAC meeting notes.

b.	An Activity Tracker spreadsheet for decisions required by the Client.

c.	Weekly Schedule updates, based on the schedule indicated in this contract.

d.	Bluebeam Studio Reviews and comment tracking spreadsheets for all reviews by the Client.

B.1.1 Phase One - Pre-Design

B.1.1.1 Project Start-up/Kickoff. Upon Client’s authorization to proceed, key representatives of Client, Gensler, and appropriate consultants will meet to kick off the Project. The purpose of the meeting is to establish the parties’ mutual understanding of the Project objectives, schedule, budget, and delivery process. The agenda may include the following:

a.	Introduction of key team members, including each party’s primary contact and the person authorized to make decisions;

b.	Discussion of Project performance targets;

c.	Discussion of Schedule milestones, including process and durations for Client’s review and approval;

d.	Discussion of programming information to be provided by Client and Client’s process for providing such information;

e.	Discussion of the process for refining the Project Budget and providing cost estimates prior to the conclusion of the phases identified below;

Agreement for Architectural Services

February 13, 2025 revised March 03, 2025

f.	Review and discussion of existing site conditions;

g.	Development of a BIM Execution Plan, if required for the Project;

h.	Discussion of communication protocols;

i.	Identification of key personnel and protocols for invoicing and payment;

j.	Discussion of LEED or other sustainability objectives and any specialty consultants to be engaged to provide related services.

During each phase of the project, Gensler will attend virtual project meetings with Client to review Project design status as specified below with respect to each phase.

B.1.1.2 Client-Provided Programming Information. Client will provide and Gensler will review requested programming information (together with the Project description in this Agreement, the “Program”), which will include the following parameters:

a.	Site requirements;

b.	Space requirements, functional relationships, and adjacencies;

c.	Building blocks for data center buildings;

d.	Technology requirements;

e.	Infrastructure requirements, including after-hours use, HVAC, and special security;

f.	Other applicable guidelines, policies, and procedures that may affect Project design.

If Client’s programming information is incomplete or requires investigation or correction, Client will provide further information upon Gensler’s reasonable request. To assist Client in providing adequate information, Gensler may recommend meetings, interviews, or other services as Additional Services.

B.1.1.3 Data Collection. Client understands and agrees that Gensler may gather statistical data, analytics, trends and other aggregated or otherwise de-identified data derived from Gensler’s services to Client (“Aggregate Data”), and that Aggregate Data will be stored and processed by Gensler for general research purposes. Aggregate Data, as well as any resulting research, know-how, processes, algorithms or other methodology related to the Aggregate Data, shall remain Gensler’s property and will be considered Confidential Information under the Standard Terms and Conditions attached to this Agreement.

B.1.1.4 Site Master Planning. Gensler will assist with the evaluation of, and assist with the development of a conceptual master site plan for the site, including:

a.	Code and zoning review in conjunction with the civil engineer;

b.	Site circulation review in conjunction with the civil engineer;

c.	Overall site organization with concept level building and sub-station layouts based off of historic information on building and sub-station dimensions.

d.	2 site layouts planned. One option to utilize existing building, and Second option look at maximizing site MW infrastructure if new substation is able to be provide additional 50MW capacity to site.

B.1.1.5 Building Design. Gensler will assist with the building design to include the development of a façade design, including:

a.	Develop a new building concept design.

b.	Provide up to 1 design options for building admin and data hall massing, materials, and glazing.

c.	One interim presentation planned,

d.	Includes review/comment cycle to be included in final design.

e.	One final design presentation.

Agreement for Architectural Services

February 13, 2025 revised March 03, 2025

B.1.1.6 Building Planning. Gensler will assist with the building concept planning to include the development of space planning, including:

a.	Admin High level space planning and square footage requirements.

b.	Internal circulation and egress path analysis.

c.	Show prelim IT rack layout based on input from MEP.

d.	Help establish concept building structural grid.

B1.1.10 Deliverables:

a.	Building Elevations in .pdf format with proposed materiality.

b.	Building Concept Plans in .pdf format – overall plans only.

c.	One exterior building fly around – up to 15 seconds in length.

B.1.2 Phase Two - Design

B.1.2.1 Intentionally omitted.

B.1.2.2 Intentionally omitted.

B.1.2.3 Intentionally omitted.

B.1.2.4 Intentionally omitted.

B.1.2.5 Product Design. Gensler provides design services to manufacturers of certain products for which Gensler receives royalties. Gensler will endeavor to notify Client prior to recommending any such product for use on the Project. Gensler may design such custom products for use in this Project. In that event, Gensler will retain ownership of any such product designs and will execute a license agreement with a manufacturer or other contractor incorporating Gensler’s standard product design terms and conditions. Client will procure the product from such entity at Client’s option.

B.1.2.6 Intentionally omitted.

B.1.2.7 Intentionally omitted.

B.1.3 Phase Three - Implementation

B.1.3.1 Intentionally omitted.

B.1.3.1.1 Intentionally omitted.

B.1.3.2 Intentionally omitted.

B.1.3.3 Intentionally omitted.

B.1.3.3.1 Intentionally omitted.

B.1.3.3.2 Intentionally omitted.

B.1.3.3.3 Intentionally omitted.

Agreement for Architectural Services

February 13, 2025 revised March 03, 2025

B.1.3.3.4 Intentionally omitted.

B.1.3.3.5 Intentionally omitted.

B.1.3.3.6 Intentionally omitted.

B.1.3.3.7 Intentionally omitted.

B.1.3.3.8 Intentionally omitted.

B.1.3.3.9 Intentionally omitted.

B.1.3.3.10 Intentionally omitted.

B.2 CAD Format and Standards. Gensler and its consultants will use Revit and the Client’s CAD Standards. At the completion of the Project, Gensler will deliver electronic as-designed record files, consisting of Gensler’s Construction Documents and Bulletins, in PDF. Gensler will translate CAD files provided by Client and/or Client’s consultants as an Additional Service. Preparation/review of as-built construction drawings, including incorporating Contractor’s as-built record drawings into Gensler’s as- designed record files, may be requested by Client as an Additional Service.

B.3 Optional/Additional Services. Gensler will provide services beyond the Basic Services described in Section B.1 (“Additional Services”) if requested by Client and confirmed in writing by Gensler. Additional Services include, but are not limited to:

a.	Services required due to accelerated deadlines, delays, untimely Client information, approvals, or instructions, out-of-sequence phasing, Project pauses or remobilization, or other schedule changes due to reasons beyond Gensler’s reasonable control;

b.	Services required due to changes in: (i) the Program; (ii) previously provided Client information, approvals, or instructions; or (iii) federal, state, or local laws, or regulations (or their interpretation by the authority having jurisdiction);

c.	Value engineering services required due to (i) absence of Project Budget at the commencement of Services; (ii) Project Budget changes after the Programming phase; (iii) new value engineering instructions after commencement of the Construction Documents phase; or (iv) inaccurate cost estimates;

d.	Changes to Construction Documents based on alternative, fast track, separate, or sequential bids, phasing, and swing space; and

e.	Services required due to performance failures by Client and Client’s consultants/contractors.

f.	LEED, WELL Building certification or management.

g.	Building Design, Building Planning, and Site Development Plan support to be provided on future proposal.

h.	Interior design and interior fly around.

Agreement for Architectural Services

February 13, 2025 revised March 03, 2025

C.	SERVICES AND INFORMATION PROVIDED BY CLIENT

C.1 Services Provided By Client or Others. The following services may be required on the Project and will be provided by Client, Client’s consultants or contractors, or others:

a.	Consulting services, including: civil, geotechnical, hazardous materials testing or abatement, environmental, survey, cost estimating, traffic, waterproofing, curtain wall, communications, security, AV, electronic/computer equipment, graphics/signage, expediting, sustainability/LEED, plus any additional Client provided consultants identified in section B.1 above.

b.	Design-build or Design Assist services.

C.2 Information Provided By Client or Others. The following information may be required on the Project and will be provided by Client, Client’s consultants or contractors, or others:

a.	Legal description of the property; the name/address of the property owner; and the name/address of any construction lender(s);

b.	Existing or Base Building information, including drawings, specifications, and other documents that describe the existing utility services, site conditions, build out and base building construction, and any systems with which the Project is to be coordinated;

c.	Structural, mechanical, chemical, air, and water pollution and hazardous materials tests, and other laboratory and environmental tests, inspections, and reports required by law or by authorities having jurisdiction over the Project, or reasonably requested by Gensler.

C.3 Client’s Requirements of Contractor. Client will, through the Construction Contract, require Contractor to:

a.	Provide access to the Work;

b.	Provide a Submittal Schedule for Gensler’s approval and provide required Submittals in accordance with the Schedule;

c.	Review Submittals, identifying any changes, and approve before submitting to Gensler;

d.	Be responsible for the technical adequacy and accuracy, installation, and performance of any Project elements for which Gensler may specify performance requirements;

e.	Follow proper procedures for requests for substitutions;

f.	Maintain logs of all documents issued to and received from all other parties;

g.	Provide required certificates or statements of performance characteristics;

h.	Complete punch list items within thirty (30) days of Substantial Completion;

i.	Provide to Client as-constructed record drawings, maintenance manuals, written warranties, and related documents within thirty (30) days of Substantial Completion;

j.	Maintain job site safety on the Project;

k.	Cause Gensler and Gensler’s consultants to be named as Additional Insureds on any property insurance purchased for the period of construction of the Project and on Contractor’s General Liability Policy (using form CG 2026, CG 2032, or equivalent); such insurance will be endorsed to provide a waiver of the insurers’ rights of subrogation against Gensler and Gensler’s consultants.

Agreement for Architectural Services

February 13, 2025 revised March 03, 2025

D.	COMPENSATION

Compensation to Gensler for Basic Services, Additional Services, and Reimbursable Expenses will be as described below. When Gensler’s compensation is based on hourly rates, the rates will be those set forth in Gensler’s Standard Hourly Billing Rates.

D.1 Basic Services. Compensation for Basic Services will be as shown in the “Cost” section of this proposal.

Note: Compensation shown is lump sum

Gensler	[***]
Reimbursables estimate	[***]

D.1.1 Initial Payment. Not used.

D.2 Additional Services. Compensation for Additional Services (if not agreed upon as a lump sum amount) will be based on Gensler’s Standard Hourly Billing Rates.

If project is on hold for more than [***] days, fees for the current and/or subsequent cans be negotiated.

D.3 Reimbursable Expenses. Reimbursable Expenses are in addition to compensation for Basic and Additional Services and include expenses incurred by Gensler and Gensler’s consultants in the interest of the Project, including, but not limited to the following:

a.	Reproduction, shipping, handling, and delivery.

b.	Mileage, tolls, cab fares, and parking.

c.	Renderings, models, mock-ups, and photography.

d.	Sales taxes and other transactional taxes, and fees paid for securing approval of authorities having jurisdiction over the Project.

e.	Authorized out-of-town travel, including travel time and reasonable living expenses.

f.	Additional insurance coverage or limits requested by Client in excess of that normally provided by Gensler and Gensler’s consultants.

Compensation for Reimbursable Expenses incurred by Gensler in connection with the Project, including without limitation, reproduction costs for providing copies of the deliverables described in Section B.1, will be based on amounts invoiced to Gensler plus [***]%.

D.4 Consultants. If Client has directed Gensler to engage consultants in Section B.1, compensation for such consultants will be based on amounts invoiced to Gensler plus [***]%.

D.5 Progress Payments. Progress payments will be made monthly. Where Gensler’s fee is based on a lump sum, progress payments for Basic Services will be based on the percentage of services provided during the previous month.

D.6 Photography. Photography/Videography. Not anticipated for this project.

Agreement for Architectural Services

February 13, 2025 revised March 03, 2025

E.	AGREEMENT AND ACCEPTANCE

E.1 Agreement. This Agreement is comprised of and incorporates the following documents, in order of precedence:

a.	Amendments and modifications signed by both parties;

b.	This Letter of Agreement;

c.	The attached Standard Terms and Conditions dated January 2025;

d.	Exhibits referenced in this Letter of Agreement.

Where a portion of one document is amended by another of higher precedence, all unmodified portions will remain in effect. The terms and conditions of this Agreement, the STC and any Work Authorization hereunder, are integral parts of this Agreement and are fully incorporated herein by this reference. No conflicting or supplemental pre-printed provisions on Client forms (including, without limitation, terms on purchase orders) will be binding on the parties.

E.2 Effective Date. The effective date of this Agreement is March 3, 2025.

By Gensler		By Client

Matthew Johnson, AIA, LEED AP BD+C		Kant Trivedi
(Printed Name of Signatory)

By /s/ Matthew Johnson		By /s/ Kant Trivedi
(Signature)		(Signature)

Principal	3/10/2025	Chief Operating Officer	3/4/2025
(Title)	(Date)	(Title)	(Date)

cc:	Michael Yeager
Rob LoBuono

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

Standard Terms and Conditions of the Agreement Between Client and Gensler (“STC”)

Article 1 - Definitions and General Provisions

1.1 Parties. The terms “Client” and “Gensler” include each party’s authorized representatives.

1.2 Days or Time. Time periods refer to calendar days, unless otherwise stated.

1.3 Services. “Services” means the professional services to be performed by Gensler, one or more of its affiliated entities and its consultants.

1.4 Project. “Project” means the project for which Client has retained Gensler.

1.5 Work. “Work” means the construction of the Project elements designed or specified by Gensler.

1.6 Contractor. “Contractor” means the contractor engaged by Client to perform the Work.

1.7 Project Budget. The “Project Budget” is the Client’s budget for the Work. It is anticipated that the Client will include usual and customary allowances for design and construction contingencies in addition to the cost of the Work. Gensler cannot and does not warrant or represent that bids or negotiated prices will not vary from the Project Budget or from any cost estimate reviewed by Gensler.

Article 2 - Gensler’s Services

2.1 Standard of Care. Gensler will perform the Services with the reasonable skill and care ordinarily provided by professionals practicing in the same discipline and locality under similar circumstances (“Standard of Care”). Gensler will perform the Services as expeditiously as is consistent with the Standard of Care and the orderly progress of the Project. Gensler will not be responsible for any delays due to factors beyond its reasonable control.

2.2 Limitation of Construction Responsibilities. Gensler will not have control over, or charge of, and will not be responsible for, construction means, methods, schedules, delays, or safety precautions and programs in connection with the Work, or Contractor’s negligence or failure to perform the Work in accordance with the Construction Documents or any portion of the agreement between Client and Contractor.

Article 3 - Client’s Responsibilities

3.1 Information. Client will provide full information regarding the requirements for the Project.

3.2 Client’s Services and Information. Gensler will be entitled to rely upon the accuracy and completeness of the services, information, surveys, and reports provided by Client, Contractor, or any of their subcontractors or consultants. Gensler’s coordination of the Services with the services of Client’s consultants will be limited to that necessary for consistency of the Documents (as defined in section 4.1below) with those of such consultants.

Article 4 - Use of Gensler’s Documents and Data

4.1 The drawings, specifications, surveys, reports, and other documents (collectively “Documents”) and any computer tapes, disks, models, CAD files, research, analytics, processes, algorithms or other data, in any medium (collectively “Digital Media”) prepared by Gensler are instruments of service and/or otherwise protected by U.S. copyrights laws, and will remain Gensler’s property. Gensler grants Client a nonexclusive license to use the Documents and Digital Media, delivered or intended as deliverables, solely and exclusively in connection with Client’s use and occupancy of the Project, provided that Client substantially performs its contract obligations, including prompt payment of all sums when due.

Gensler STC

February 2021

4.2 Client agrees to indemnify and hold Gensler harmless from and against any and all claims, liabilities, suits, demands, losses, damages, costs, and expenses (including reasonable legal fees and costs of defense), accruing or resulting to any persons, firms, or other legal entities, on account of any damages or losses to property or persons, including death or economic loss, arising out of the unlicensed use, or the transfer or modification of, the Documents and/or Digital Media.

Article 5 - Claims and Disputes

5.1 Mediation. The parties agree to mediate any dispute or claim, under the Construction Industry Mediation Procedures of the American Arbitration Association, prior to undertaking arbitration per Section 5.2. The cost of the mediation service will be borne equally by the parties.

5.2 Arbitration. In the event the parties are not able to resolve a dispute by mediation, the parties agree to submit the matter to confidential arbitration, in accordance with the Construction Industry Arbitration Rules of the American Arbitration Association in force at the time the claim is submitted to arbitration. The arbitration will be held in or near the city of Gensler’s office providing the Services. The award rendered by the arbitrator(s) will be final, and judgment on the award may be entered in any court having jurisdiction.

5.3 Mutual Indemnification. Gensler agrees to indemnify Client from and against those damages that Client incurs, as a result of a third-party claim concerning the death or bodily injury to any person or the destruction or damage to any property, to the proportionate extent caused by the negligent act, error, or omission of Gensler or anyone for whom Gensler is legally liable. Client agrees to indemnify Gensler from and against those damages that Gensler incurs, as a result of a third-party claim concerning the death or bodily injury to any person or the destruction or damage to any property, to the proportionate extent caused by the negligent act, error, or omission of Client or anyone for whom Client is legally liable.

5.4 Limitation of Liability. Except for the indemnification obligations under Section 5.3, Client agrees that Gensler’s total liability arising out of or related to the Project or this Agreement will not exceed the total compensation received by Gensler pursuant to this Agreement.

5.5 Mutual Waiver of Consequential Damages. Gensler and the Client hereby waive special, exemplary or consequential damages for claims or disputes arising out of or relating to this Agreement. The parties agree that this mutual waiver includes, but is not limited to, waiver of damages incurred by either party for loss of income, lost profit, financing costs, loss of business, or damage to reputation.

5.6 Governing Law. This Agreement will be governed by the law of the jurisdiction where the Project is located.

Article 6 - Termination and Suspension

6.1 Termination or Suspension by Either Party. This Agreement may be terminated or suspended by either party upon not less than seven days written notice should the other party fail substantially to perform in accordance with this Agreement, through no fault of the party initiating the termination or suspension, and such nonperformance is not remedied within the notice period.

6.2 Termination or Suspension by Gensler. Client’s failure to make payments to Gensler in accordance with this Agreement, or the Client’s violation of its obligations under section 8.6 of this Agreement, will constitute substantial nonperformance and cause for termination or, at Gensler’s option, cause for suspension of performance of Services under this Agreement, and Gensler shall not be responsible for any claims or damages arising out of or related thereto.

6.3 Termination for Convenience. Client may terminate this Agreement for its convenience upon not less than seven days written notice to Gensler.

6.4 Compensation upon Termination. In the event of termination, Gensler will be compensated for Services performed prior to termination, together with reimbursable expenses then due.

Article 7 - Payments to Gensler

7.1 Progress Payments. Gensler will submit monthly invoices for Services performed and expenses incurred during the previous month, exclusive of any non-US withholding or value-added taxes. Payment will be due in US Dollars and payable upon receipt of Gensler’s invoices. Client will notify Gensler of any disputes or questions regarding an invoice within 15 days of Client’s receipt of the invoice in question. Client may withhold payment of any portion of an invoice only to the proportionate extent the invoice is compensation for any Services Gensler has provided in breach of this Agreement. Amounts unpaid 30 days after the issue date of Gensler’s invoice will be assessed a service charge of 1.5% per month.

7.2 Hourly Rates. Where Services are to be compensated on an hourly basis, compensation will be based on the hourly rates set forth in Gensler’s and Gensler’s consultants’ standard rate schedules.

7.3 Project Changes. Gensler’s fee for Basic Services is based upon (among other things) the budget, schedule, and the scope of services. Gensler’s compensation will be equitably adjusted if the Project’s scope, schedule, or budget, or Client information, approvals, or instructions, are changed due to factors beyond Gensler’s reasonable control. If portions of the Project do not proceed, compensation for those portions will be payable to the extent Services are performed on those portions.

7.4 Sales Tax. Gensler’s compensation is exclusive of any applicable sales tax. If Gensler is required by applicable law to charge Client sales tax, the sales tax will be itemized on each invoice and will be due and payable to Gensler by Client upon receipt, unless the Client provides valid sales tax exemption documentation to Gensler issued by the relevant tax authority.

Article 8 - Miscellaneous Provisions

8.1 Assignment and Third Parties. Neither party will assign this Agreement, any right arising out of it, or the performance of obligations hereunder, without the written consent of the other. Nothing contained in this Agreement will create a contractual relationship with, or a cause of action in favor of, any third party.

8.2 Credits. Gensler may create and use representations of the Project’s design (including photographs, videos, or other media) in Gensler’s business and marketing activities, such as in marketing materials and competitive submissions. Unless otherwise directed by Gensler, Client will provide professional credit for Gensler in Client’s promotional materials (except for materials used to solicit funding) for the Project.

8.3 Latent Conditions. In the event the Project includes any remodeling, alteration, or rehabilitation work, Client acknowledges that certain design and technical decisions will be made on assumptions based on available documents and visual observations of existing conditions.

8.4 Area Analysis. Unless this Section 8.4 is explicitly superseded by further agreed terms and conditions in the Letter of Agreement or applicable Work Authorization, area measurements and calculations provided by Gensler (“Measurements”) are for use in designing and constructing the Project only. Measurements will not be used for any other purpose, including negotiating or determining rent, asset values, or legal obligations. Client will indemnify Gensler from third-party liabilities arising from unauthorized use of Measurements. Upon Client’s request, and subject to further agreed terms and conditions, Gensler will provide Measurements suitable for purposes other than designing and constructing the Project as an Additional Service.

8.5 Hazardous Materials. Client acknowledges that Gensler has no expertise in, and is not being retained for the purposes of, investigating, detecting, abating, replacing, remediating, or removing any items, products, or materials containing hazardous substances.

8.6 Ethics. Client and Gensler acknowledge their responsibilities and commitment to abide by their respective ethical guidelines, to require that their employees, agents, consultants or contractors conduct themselves professionally and respectfully, and to comply with both domestic and international anti-slavery and anti-corruption laws, including but not limited to the United States Foreign Corrupt Practices Act, the United Kingdom Bribery Act and the Modern Slavery Act, and any amendments and related regulations. Either party may terminate this Agreement at any stage of the Project, if it reasonably believes that the other party has failed to comply with the provisions of this section, including any non-compliance prior to the effective date of this Agreement. A party exercising its right to terminate under this provision will not be liable for any claims or damages arising out of or related to the termination.

8.7 Confidentiality and Data Privacy. The terms and conditions of this Agreement, non-public information designated by either party as confidential, and proprietary information that is not known to the public respecting the business of either party will be considered “Confidential Information.” Neither party will reveal Confidential Information to third parties, except to the extent necessary for the purpose of this Agreement or as required by law. Client will not provide Gensler information that is defined as personal information (“Personal Data”) under applicable data privacy or protection laws (“Data Protection Laws”) without written authorization from Gensler’s legal counsel. Upon such authorization, Client will (a) enter into a data processing agreement with Gensler (if applicable), (b) notify and instruct Gensler with respect to the handling of such Personal Data consistent with Data Protection Laws, and (c) comply with such laws in connection with the collection, storage, and processing of Personal Data.

8.8 Entire Agreement, Waiver, and Severability. This Agreement is the entire, integrated agreement between Client and Gensler. This Agreement supersedes all prior related negotiations, representations, or agreements and Client and Gensler are not relying on any such matter. No failure to act by either Party hereto will be deemed to constitute a waiver of such Party’s rights or remedies hereunder. If any part of this agreement is declared unenforceable or invalid, the remainder will continue to be valid and enforceable.

- End of Document -

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

Gensler New York

The hourly rate ranges for each staff function are as follows.

Category of staff/function	Hourly rate
Principals	[***]
Design Managers	[***]
Senior Designers	[***]
Intermediate Designers	[***]
Junior Designers	[***]
Project Architects	[***]
Job Captains	[***]
Senior Strategists	[***]
Strategists	[***]

Our hourly billing rates are published and apply to all of our projects. Our rates are reviewed annually based upon an assessment of the market value of the position/function.